March 9, 2015

David,

It is the Board’s desire to insure management and organizational stability as an important contributing factor to an increase in shareholder value.   To this end, you are eligible to receive a “Retention Bonus” as defined in your amended and restated employment agreement dated November 21, 2013 (the “Amended Agreement”).  This Retention Bonus, from $0 - $4 million, is at the full discretion of the Board.

Based on your 2014 performance in driving shareholder value, overachievement of financial metrics, and the strong development of organizational talent, I am pleased to confirm the Board’s desire to guarantee you a minimum payment of $2 million as your Retention Bonus, payable under the terms of your Amended Agreement.  This of course remains contingent on your continued employment with the Company through March 1, 2016 and satisfaction of all other applicable terms and conditions of your Amended Agreement.

Best Regards,

/s/ Carla J. Chaney

Carla J. Chaney
SVP Human Resources

cc: Andrea Botta, Chairman Compensation & Benefits Committee
Lauren Tashma, SVP Legal, General Counsel and Secretary

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